Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 7, 2026

The Real Brokerage Inc.

701 Brickell Avenue, 17th Floor,

Miami, Florida  33131

Ladies and Gentlemen:

We have acted as your counsel in connection with the Mergers, the Exchange, and the Rhino Merger, each defined in the Agreement and Plan of Merger dated as of April 26, 2026 (as amended by that certain Amendment to the Arrangement Agreement and Plan of Merger, dated as of June 12, 2026) (the “Merger Agreement”), by and among The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Real”), RE/MAX Holdings Inc., a Delaware corporation (the “Company”), Rome Wildlife, Inc., a Delaware corporation and a wholly owned subsidiary of Real (“New Wildlife”), Wildlife Acquisition I Corp., a Delaware corporation and a wholly owned subsidiary of New Wildlife (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of New Wildlife (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia and a wholly owned subsidiary of New Wildlife (“Bidco”). This opinion is being provided to you pursuant to Section 6.2(e) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement on Form S-4, which includes the Joint Proxy Statement/Prospectus (the “Joint Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission, and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, that (i) the Mergers, the Exchange, and the Rhino Merger will be consummated in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus and (ii) the representations to be made by Real (together with Merger Sub I and Merger Sub II) and the Company pursuant to Sections 6.2(e) and 6.3(e) of the Merger Agreement are true, correct and complete and will remain so until the First Merger Effective Time. We have also assumed that the parties have complied with and, to the extent applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Real (together with Merger Sub I and Merger Sub II) and the Company referred to above, which we have assumed will be true as of the First Merger Effective Time.

Based on the foregoing, and subject to the assumptions and qualifications set forth therein, it is our opinion that (1) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the Mergers, taken together, the Exchange and the Rhino Merger will together qualify as a transaction described in Section 351 of the Code.

Our opinion is based on the Code, Treasury Regulations, administrative pronouncements and judicial precedents in effect as of the date hereof, all of which are subject to change at any time. In addition, our opinions are based solely on the documents that we have examined and the statements contained in the representation letters referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the U.S. federal income tax treatment of the Mergers, the Exchange, and the Rhino Merger stated in such document are, or later become, inaccurate or if any of the statements contained in the representation letters referred to above are, or later become, inaccurate.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers, the Exchange, and the Rhino Merger under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Mergers, the Exchange, and the Rhino Merger. We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Willkie Farr & Gallgher LLP